For release at 1:30 p.m., PDT
Contact:  Safeco Investor Relations
Neal Fuller, 206-545-5537
Contact: Safeco Media Relations
Paul Hollie, 206-545-3048

               Safeco Names Jeffrey Roe as President-Distribution,
                               Sales and Marketing

SEATTLE--(April 11, 2005)--Safeco (NASD: SAFC) today named Jeffrey Roe as the company's new president of Distribution, Sales and Marketing, effective April 18, 2005.

Roe, who joins Safeco from health-care insurer Premera Blue Cross, will be responsible for supporting the more than 8,500 independent distributors who sell Safeco insurance products, as well as acquiring new customers and building the company's brand. He will report to Safeco Chairman and CEO Mike McGavick.

As a member of the Office of the President, Roe will team with McGavick; Mike LaRocco, president-Product, Underwriting and Claims; and Christine Mead, president-Service, Technology and Finance, in setting the company's strategic direction.

"Jeff brings to Safeco a winning combination of strategic thinking and operational effectiveness. We'll look to his expertise to create an advantage for us in our distribution and marketing efforts," said McGavick. "By elevating this role to the Office of the President, we recognize how critically important distributor relationships are and will be to our future."

Roe most recently served as president and chief executive officer of LifeWise Health Plan of Washington (a Premera subsidiary) and vice president and general manager of Premera Blue Cross, where he led consumer, commercial group and association lines of business representing $2 billion in revenues. In this role, he was accountable for operating income, membership, strategy and sales. Roe also held positions as vice president of Marketing and vice president of Communications during his more than eight years at Premera.

Roe will lead an organization that includes Sales, Marketing, Research, Brand and Reputation Management. Safeco's total revenues in 2004 were $6.2 billion.

A graduate of the University of Washington, Roe earned bachelor's degrees in Economics and Political Science in 1988, and an MBA in 1997. From 1992 to 1996, he was a senior associate at The Gallatin Group, a Seattle-based public affairs firm. Before that, he worked in the Washington, D.C., office of U.S. Senator Slade Gorton (R-WA) as a senior legislative assistant and professional staff member covering agriculture, intelligence and environmental issues.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners and owners of small- and medium-sized businesses through a national network of independent agents and brokers.

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